Exhibit 4.6

PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by Ryerson Holding Corporation, a Delaware corporation (the “Company”), in favor of Wells Fargo Bank, N.A., in its capacity as collateral agent (the “Collateral Agent”) for the Trustee pursuant to the Indenture (as defined below), acting for and on behalf of the Holders (as defined in the Indenture) of the Notes (the “Noteholders”) described below.

W I T N E S S E T H :

WHEREAS, the Company has issued, on the date hereof, 14 1/2% Senior Discount Notes due 2015 (the “Notes”) in the aggregate principal amount at maturity of $483,000,000, pursuant to an indenture, dated as of the date hereof, between the Company and the Trustee (as the same may be amended, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, the Noteholders have authorized and directed the Collateral Agent to enter into this Agreement; and

WHEREAS, in order to induce the Noteholders to purchase the Notes, the Company has agreed to secure the payment and performance of the Note Obligations (as hereinafter defined) and to accomplish same by (i) executing and delivering to the Collateral Agent this Agreement and (ii) delivering to the Collateral Agent any and all other documents required hereunder;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Collateral Agent hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms that are defined in the Indenture and used herein are so used as so defined, and the following terms shall have the following meanings:

“Agreement”: this Pledge Agreement, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Collateral”: the Pledged Equity and all Proceeds thereof.

“New York UCC”: the Uniform Commercial Code from time to time in effect in the State of New York.

“Note Obligations”: as defined in the Indenture.

“Pledged Equity”: all of the Capital Stock of Ryerson Inc. listed on Schedule I hereto, together with all certificates, options or rights (including any additional Capital Stock of Ryerson Inc.) of any nature whatsoever that may be issued or granted by Ryerson Inc. to the Company while this Agreement is in effect.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC on the date hereof to the extent arising from the sale of the Pledged Equity.

2. Pledge; Grant of Security Interest. The Company hereby transfers and grants to the Collateral Agent, for its benefit and the benefit of the Noteholders, a security interest in all of the Company’s right, title and interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Note Obligations.

3. Powers; Endorsements. Concurrently with the delivery to the Collateral Agent of each certificate representing Pledged Equity, the Company shall deliver an undated stock power covering such certificate, duly executed in blank by the Company.

4. Representations and Warranties. The Company represents and warrants that on the Closing Date:

(a) the Pledged Equity listed on Schedule I constitutes all of the issued and outstanding Capital Stock of Ryerson Inc.;

(b) all the shares of Pledged Equity have been duly and validly issued and are fully paid and nonassessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational document);

(c) the Company is the record and beneficial owner of, and has good title to, the Pledged Equity listed on Schedule I to be pledged by the Company, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Agreement and Liens permitted by clause (c) of the definition of Permitted Liens in the Indenture; and

(d) upon delivery of any certificates representing Pledged Equity duly endorsed in blank and the completion of the filings specified on Schedule II hereto, the Lien granted pursuant to this Agreement will constitute a valid, perfected and enforceable first priority Lien on the Collateral in favor of the Collateral Agent, for its benefit and the benefit of the Noteholders.

5. Covenants. The Company covenants and agrees with the Collateral Agent that, from and after the date of this Agreement until the date of its termination pursuant to Section 22 hereof:

(a) If the Company shall, as a result of its ownership of the Collateral, become entitled to receive or shall receive; (i) any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or (ii) any promissory note or other instrument, option or rights valued at an amount in excess of $1,000,000; whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Collateral, or otherwise in respect thereof, the Company shall promptly deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by the Company to the Collateral Agent, if required, together with an undated power or endorsement, as appropriate, covering such certificate, note or instrument duly executed in blank by the Company, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Note Obligations. Upon the occurrence of an Event of Default, any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of Ryerson Inc. shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Note Obligations, and in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to the recapitalization or reclassification of the capital of Ryerson Inc. or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Note Obligations.

(b) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Company, the Company will promptly and duly execute and deliver such further instruments and documents and take such further actions as may be required or as the Collateral Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

(c) The Company agrees to pay, and to save the Collateral Agent and the Noteholders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

6. Dividends; Voting Rights; Interest Payments. Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Company of the Collateral Agent’s intent to exercise its rights pursuant to Section 7 hereof, the Company shall be permitted to receive and retain, and to utilize free and clear of the Lien of this Agreement, all distributions made in respect of the Pledged Equity and to exercise all voting and other consensual rights and powers inuring to an owner of such Pledged Equity, provided, that such rights and powers shall not be exercised in any manner that is in violation of the Indenture.

7. Rights of the Collateral Agent and the Noteholders in an Event of Default. (a) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise its rights hereunder to the Company, (i) the Collateral Agent shall have the right to receive any and all distributions paid in respect of the Pledged Equity and make application thereof to the Note Obligations in a manner consistent with Section 8 hereof, and (ii) all shares of the Pledged Equity shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (A) all voting and other consensual rights and powers pertaining to such shares of the Pledged Equity at any meeting of the board of directors of Ryerson Inc. or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Equity as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Equity upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of

Ryerson Inc., or upon the exercise by the Company or the Collateral Agent of any right, privilege or option pertaining to such shares of the Pledged Equity, and in connection therewith, the right to deposit and deliver any and all of the Pledged Equity with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it and except for its gross negligence or willful misconduct, but the Collateral Agent shall have no duty to the Company to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) The rights of the Collateral Agent and the Noteholders hereunder shall not be conditioned or contingent upon the pursuit by the Collateral Agent or any Noteholder of any right or remedy against Ryerson Inc. or against any other Person which may be or become liable in respect of all or any part of the Note Obligations or against any collateral security therefor, guarantee therefor or right of set-off with respect thereto. Neither the Collateral Agent nor any Noteholder shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, except to the extent that such failure constitutes gross negligence or willful misconduct, nor shall the Collateral Agent be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

8. Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of itself, the Trustee and the Noteholders, may exercise, with the consent of a Noteholders holding a majority in aggregate principal amount at maturity of the Notes, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Note Obligations, all rights and remedies of a secured party under the New York UCC or applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to or upon the Company, Ryerson Inc. or any other Person (to the extent permitted by law, all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange or broker’s board or office of the Collateral Agent or any Noteholder or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Noteholder shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold. The Collateral Agent shall hold any Proceeds hereunder for the benefit of the Noteholder as collateral security for the Note Obligations (whether matured or unmatured), and/or the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, may then or at any time thereafter, in the sole discretion of the Collateral Agent be applied by the Collateral Agent against the Note Obligations then due and owing in the following order of priority:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this

Agreement, the Indenture or the Notes or any of the Note Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under the Indenture or the Notes on behalf of the Company and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under the Indenture or the Notes;

SECOND, to the payment of all other Note Obligations (the amounts so applied to be distributed pro rata among the Noteholders in accordance with the amounts of the Note Obligations owed to them on the date of any such distribution); and

THIRD, to the Company or its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Collateral Agent or any Noteholder arising out of the lawful exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

9. Registration Rights; Private Sales. (a) The Company recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers that will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit Ryerson Inc. to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if Ryerson Inc. would agree to do so.

(b) The Company further agrees to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 9 valid and binding and in compliance with any and all other applicable Requirements of Law. The Company will bear all costs and expenses of carrying out its obligations under this Section 9. The Company acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 9 only and that such failure would not be adequately compensable in damages and, therefore, agrees that its agreements contained in this Section 9 may be specifically enforced.

10. Limitation on Duties Regarding Collateral.

(a) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral

Agent deals with similar securities and property for its own account. Neither the Collateral Agent nor any Noteholder nor their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so (except to the extent the same constitutes gross negligence or willful misconduct) or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or otherwise.

(b) The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, except to the extent of the Collateral Agent’s gross negligence or willful misconduct.

(c) The Collateral Agent shall be authorized to but shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or monitoring or maintaining the perfection of any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (i) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (ii) taking any action to protect against any diminution in value of the Collateral, but, in each case (A) subject to the requirement that the Collateral Agent may not act or omit to take any action if such act or omission would constitute gross negligence or willful misconduct and (B) the Collateral Agent may do so and all expenses reasonably incurred in connection therewith shall be part of the Note Obligations.

(d) The Collateral Agent shall not be responsible for, nor incur any liability with respect to, (i) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interest in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under this Agreement or any of the other Senior Note Documents, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, (ii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iii) the validity of the title of the Company to the Collateral, (iv) insuring the Collateral or (v) the payment of taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral.

11. Rights, Powers and Duties of the Collateral Agent.

To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Collateral Agent, the Noteholders or the Trustee arising out of their exercise of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) Business Days before such sale or other disposition.

Notwithstanding anything to the contrary herein, the following provisions shall govern the Collateral Agent’s rights, powers, obligations and duties under this Agreement:

(a) Each of the Noteholders and the Trustee hereby designates and appoints Wells Fargo Bank, National Association to act as Collateral Agent under this Agreement, and hereby authorizes the Collateral Agent to take such actions on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities other than those expressly set forth in this Agreement or as otherwise required by law or any fiduciary relationship with the Noteholders, and no implied covenants, functions or responsibilities shall be read into this Agreement or otherwise exist against Collateral Agent.

(b) Notwithstanding anything herein to the contrary, in no event shall the Collateral Agent have any obligation to inquire or investigate as to the correctness or veracity of any instruction received pursuant to this Agreement. In no event shall the Collateral Agent have any liability in respect of any such instruction received by it and relied on with respect to any action or omission taken pursuant thereto.

(c) With respect to the Collateral Agent’s duties under this Agreement, the Collateral Agent may act through its attorneys, accountants, experts and such other professionals as the Collateral Agent deems necessary, advisable or appropriate and shall not be responsible for the misconduct or negligence of any attorney, accountant, expert or other such professional appointed with due care.

(d) Neither the Collateral Agent nor any of its experts, officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement (except for its gross negligence or willful misconduct), or (ii) responsible in any manner for any recitals, statements, representations or warranties made in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement (other than its own recitals, statements, representations or warranties) or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Company or any other Person to perform their obligations hereunder and thereunder. The Collateral Agent shall not be under any obligation to any Person to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or to inspect the properties, books or records of the Company, (ii) whether or not any representation or warranty made by any Person in connection with this Agreement is true, (iii) the performance by any Person of its obligations under this Agreement or (iv) the breach of or default by any Person of its obligations under this Agreement.

(e) The Collateral Agent shall not be bound to (i) account to any Person for any sum or the profit element of any sum received for its own account; (ii) disclose to any other Person any information relating to any Person if such disclosure would, or might, constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person; (iii) be under any fiduciary duties or obligations other than those for which express provision is made in this Agreement; or (iv) be required to take any action that it believes, based on advice of counsel, is in conflict with any applicable law, this Agreement, or any order of any court or administrative agency;

(f) The Collateral Agent shall be entitled conclusively to rely, and shall be fully protected in relying, upon any note, writing, resolution, request, direction, certificate, opinion, notice, consent, affidavit, letter, cablegram, telegram, telecopy, email, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and/or upon advice and/or statements of legal counsel, independent accountants and other experts selected by the Collateral Agent and need not investigate any fact or matter stated in any such document. Any such statement of legal counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement (i) if such action would, in the reasonable opinion of the Collateral Agent (which may be based on the opinion or advice of legal counsel), be contrary to applicable law or any of the Senior Note Documents, (ii) if such action is not provided for in this Agreement, (iii) if, in connection with the taking of any such action hereunder that would constitute an exercise of remedies hereunder or under any of the Indenture it shall not first be indemnified to its satisfaction by the Noteholders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (iv) if, notwithstanding anything to the contrary contained in this Pledge Agreement, in connection with the taking of any such action that would constitute a payment due under any agreement or document, it shall not first have received from the Noteholders or the Company funds equal to the amount payable. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the requisite percentage of Noteholders , and such request and any action taken or failure to act pursuant thereto shall be binding upon all the other Noteholders and the Trustee.

(g) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default unless and until the Collateral Agent has received a written notice or a certificate from the Company stating that a Default has occurred. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it.

(h) No provision of this Agreement or the Indenture shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or the Indenture or the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it; the Collateral Agent may decline to act unless it receives indemnity satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested. The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any other Senior Notes document or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(i) Notwithstanding anything in this Agreement to the contrary, in no event shall the Collateral Agent or any officer, director, employee, representative or agent of the Collateral Agent be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits or loss of opportunity, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. In no event shall the Collateral Agent be obligated to invest any amounts received by it hereunder.

12. Indemnity and Expenses.

(a) The Company agrees to indemnify the Collateral Agent and its officers, directors, agent and employees from and against all claims, lawsuits and liabilities (including reasonable attorneys fees) growing out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the Indenture and the repayment of the Obligations and the resignation or removal of the Collateral Agent.

(b) The Company shall, upon demand, pay to the Collateral Agent (or the Collateral Agent may charge to the Company) all of the fees, costs, and expenses (including the reasonable fees and expenses of the Collateral Agent’s counsel) which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Senior Note Documents, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure by any Company to perform or observe any of the provisions hereof to the extent required by Section 4.23 of the Indenture.

13. Replacement of the Collateral Agent.

(a) Any corporation into which the Collateral Agent may be merged, or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become a Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto except for written notice to the other parties hereto.

(b) The Collateral Agent may resign as Collateral Agent at any time upon written notice to the Noteholders , the Trustee and the Company, and may be removed at any time with or without cause by the Noteholders representing a majority in aggregate principal amount at maturity of the then outstanding Notes, with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section 13. If the Collateral Agent shall provide notice of its resignation or be removed as Collateral Agent, then the Noteholders representing a majority in aggregate principal amount at maturity of the then outstanding Notes shall (and if no such successor shall have been appointed within 45 days of the Collateral Agent’s resignation or removal, the Collateral Agent may) appoint a successor Collateral Agent which successor agent shall, in the case of any appointment by the Collateral Agent, be reasonably acceptable to the Noteholders representing a majority in aggregate principal amount at maturity of the then outstanding Notes, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the resigning Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent and shall execute and deliver to the successor Collateral Agent such instruments of assignment and transfer and other similar documents as such successor Collateral Agent shall deem necessary or advisable (at the expense of the Company). After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent. In the event that a successor Collateral Agent is not appointed within the time period specified in this Section 13 of the Agreement following the provision of a notice of resignation or removal of the Collateral Agent, the Collateral Agent or any other Secured Party may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent (at the expense of the Company).

14. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

17. No Waiver; Cumulative Remedies. Neither the Collateral Agent nor any Noteholder shall by any act (except by a written instrument pursuant to Section 18 hereof) be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Noteholder any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Noteholder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Noteholder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified except by a written instrument executed by the Company and the Collateral Agent, subject to any consent required pursuant to the Indenture. This Agreement shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the Collateral Agent and the Noteholders and their respective permitted successors and assigns. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

19. Notices. Notices by the Collateral Agent to the Company may be given to the Company at its address or transmission number and in the manner as set forth in Section 13.2 of the Indenture.

20. Irrevocable Authorization and Instruction to Ryerson Inc. The Company hereby authorizes and instructs Ryerson Inc. to comply with any instruction received by it from the Collateral Agent in writing that (a) states that an Event of Default under the Indenture has occurred and is continuing and (b) is otherwise in accordance with the terms of this Agreement and the Indenture, without any other or further instructions from the Company, and the Company agrees that Ryerson Inc. shall be fully protected in so complying.

21. Authority of Collateral Agent. The Company acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Noteholders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Company, the Collateral Agent shall be conclusively presumed to be acting as agent for the Noteholders with full and valid authority so to act or refrain from acting, and neither the Company nor Ryerson Inc. shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

22. Termination or Release. The Collateral shall be released from the Lien of this Agreement in accordance with the provisions of the Indenture. Upon termination hereof or any release of Collateral in accordance with the provisions of the Indenture, the Collateral Agent shall, upon the written request and at the sole cost and expense of the Company, assign, transfer and deliver to the Company, against receipt and without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC 3 termination statements or releases) provided to it acknowledging the termination hereof or the release of such Collateral, as the case may be.

23. Financing Statements. The Company hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the New York UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether the Company is an organization, the type of organization and any organizational identification number issued to the Company and (ii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral.

24. Covenants. (a) The Company agrees promptly (and in any event within 10 days thereof, or such longer period of time as may be agreed by the Collateral Agent) to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) in its organizational identification number or (iv) in its jurisdiction of organization. The Company agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. The Company agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral, for the benefit of the Collateral Agent and the Noteholders.

(b) The Company shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent, for its own benefit and the benefit of the Noteholders, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien or a Lien permitted by Section 4.12 of the Indenture.

(c) The Company agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the security interest and the filing of any financing statements or other documents in connection herewith or therewith.

(d) The Company shall not make or permit to be made an assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral, except as permitted by the Indenture. The Company shall not make or permit to be made any transfer of the Collateral except as permitted by the Indenture.

25. Counterparts. This Agreement may be executed in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

RYERSON HOLDING CORPORATION

By:	/s/ Terence R. Rogers
Name: Terence R. Rogers
Title: Chief Financial Officer

Accepted and Agreed:
WELLS FARGO BANK, N.A., as Collateral Agent

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

SCHEDULE I

To Pledge Agreement

DESCRIPTION OF PLEDGED EQUITY

Pledgor	Issuer	Certificate No.	No. of Shares	Percentage of Issued Shares

Ryerson Holding Corporation	Ryerson Inc.	C-1	100	100%

SCHEDULE II

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

UCC Financing statement describing the Collateral filed in the Delaware Secretary of State naming Ryerson Holding Corporation as debtor and the Collateral Agent as secured party.